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EXHIBIT 3.2

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 05:00 PM 08/24/2001
                                                           010421435- 2711999

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                                  LITRONIC INC.
                             A DELAWARE CORPORATION

         Litronic Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW")

                              DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors duly adopted resolutions by unanimous written consent pursuant to Section 141 of the General Corporation Law proposing to amend the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interest of this corporation and its stockholders. The stockholders of the corporation duly approved said proposed amendment at the annual meeting of stockholders held on July 31, 2001 in accordance with Section 242 of the General Corporation Law. The resolution setting forth the amendment is as follows:

                  RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by amending Article I to read in its entirety as follows:

                                    ARTICLE I

                  The name of the Corporation is SSP Solutions, Inc.

         SECOND: That the Board of Directors duly adopted resolutions by unanimous written consent pursuant to Section 141 of the General Corporation Law proposing to amend the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interest of this corporation and its stockholders. The stockholders of the corporation duly approved said proposed amendment at the annual meeting of stockholders held on July 31, 2001 in accordance with Section 242 of the General Corporation Law. The resolution setting forth the amendment is as follows:

                  RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by amending Section 1 of
         Article IV to read in its entirety as follows:



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                                   ARTICLE IV

                  Section 1. The Corporation is authorized to issue one class of stock to be designated "Common Stock" and another class of stock to be designated "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is 100,000,000 with a par value of $.01 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 5,000,000, with a par value of $.01 per share.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 141 and 242 of the General Corporation Law.

         IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of this corporation as of August 24, 2001.

                                            Litronic Inc.

                                            By: /S/ KRIS SHAH
                                                --------------------------------
                                                Name: Kris Shah
                                                Title:   Chief Executive Officer

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